BILL OF SALE
                            AND GENERAL ASSIGNMENT


      This BILL OF SALE AND GENERAL ASSIGNMENT ("Bill of Sale") is made on August 16, 1999, by BIOLOGIX INTERNATIONAL, LTD., a Delaware corporation ("Transferor"), in favor of THEHEALTHCHANNEL.COM, INC., a Delaware corporation ("Transferee"). This Bill of Sale is executed pursuant to that certain Acquisition, Stock Purchase, and Exchange Agreement between Transferor and Transferee dated as of July 28, 1999 (the "Acquisition Agreement").

      For value received, receipt and sufficiency of which are hereby acknowledged, Transferor hereby sells, assigns, transfers, conveys and delivers to Transferee, absolutely and not as security, all of its present and future right, title and interest in and to the following personal property (collectively, the "Personal Property"):

      (i) Any and all tangible personal property of any type or nature used in connection with the operation of the business known as "thehealthchannel.com" (the "Business"), including, but not limited to, all equipment, electrical devices, cables, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description;

      (ii) To the extent that they are assignable or transferable, any and all licenses, permits, approvals, dedications and entitlements issued, approved or granted by governmental authorities or otherwise in connection with the Business;

      (iii) To the extent that they are assignable or transferable, any and all contracts, leases, and other agreements; any and all intellectual property rights, including, without limitation, patents, formulas, know-how, trade secrets, proprietary and technical information, licenses of technology, and product registrations; franchises; trademarks, trade names, copyrights, and service marks; websites, URLs, domain names, and logos; and any other intangible personal property, together with all rights to and applications, licenses and franchises for, any of the foregoing, relating to the Business;

      (iv) To the extent that they are assignable or transferable, any and all marketing and distribution records, customer lists, customer credit histories, mailing lists, warranty records, export and licensing records, sales literature and other sales aids, employee records, accounting records, graphic materials, pricing and information manuals, drawings, patterns, designs and all other documents and records relating to the Business;

      (v) All of the inventory which is used in and located at the Business; and

      (vi) To the extent that they are assignable, all security and other deposits made by or for the benefit of the Business and relating to any of the foregoing Personal Property, all prepaid expenses of any kind or nature whatsoever which relate to any of the foregoing Personal Property, all other current assets, and all other tangible and intangible personal property.

EXCEPT AS SET FORTH IN THE ACQUISITION AGREEMENT, THE PERSONAL PROPERTY IS BEING CONVEYED HEREUNDER "AS IS" AND "WITH ALL FAULTS" AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED WHATSOEVER. TRANSFEREE HAS
INSPECTED OR CAUSED TO BE INSPECTED ALL SUCH PERSONAL PROPERTY
AND IS SATISFIED AS TO ITS CONDITION

      Transferor will, upon request from Transferee, without further consideration, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further documents necessary or proper to effect the sale, assignment, transfer, conveyance and delivery of the Personal Property to Transferee.

                              "TRANSFEROR"

                              BIOLOGIX INTERNATIONAL, LTD.,
                              a Delaware corporation



                              S/s Donald Shea
                              ---------------------------
                              By:    Donald Shea
                              Its:    President